EXHIBIT 99
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     ST. FRANCIS CAPITAL CORPORATION TO ACQUIRE RELIANCE BANCSHARES JUNE
                              30, 1998 07:13 PM


   BROOKFIELD, Wis.--(BUSINESS WIRE)--June 30, 1998--St. Francis Capital Corporation STFR and Reliance Bancshares, Inc., Milwaukee, WI RELI
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   announced today that they have entered into a definitive agreement for
   St. Francis to acquire Reliance in a transaction which, based on the current price of St. Francis Capital Corporation stock, would be valued at $10.00 for each share of Reliance stock outstanding.
   Reliance shareholders may elect stock or cash consideration. The exchange formula to be used in the transaction will be determined based upon St. Francis's average trading price for ten consecutive trading days ending the fifth business day prior to the closing of the transaction. If St. Francis's stock price averages $40.00 or less during the period, pursuant to the exchange ratio Reliance shareholders will receive $10.00 in St. Francis stock or in cash. If St. Francis's stock price averages from $40.01 to $42.00 per share, Reliance shareholders will receive 0.25 shares of St. Francis stock or an equivalent value in cash. If St. Francis's stock price averages from $42.01 to $45.74 per share, Reliance shareholders will receive pursuant to the exchange ratio $10.50 in St. Francis stock or cash.
   If St. Francis's stock price averages $45.75 or above, Reliance shareholders will receive 0.2295 shares of St. Francis stock or an equivalent value in cash. St. Francis will have the option of canceling the transaction if its stock price averages $32.40 or lower during the ten day period. The value of the merger consideration on which shareholders elect to receive cash will be limited to 40% of the value of the transaction. In the event more than 40% of the Reliance shares are tendered for cash, a proration will be made to insure that no more than 40% of the merger consideration is paid in cash. The transaction, which will be treated as a purchase transaction for accounting purposes, is expected to be completed by the last quarter of 1998 pending regulatory approval, approval by Reliance shareholders, and effectiveness of a Form S-4 registration statement covering the shares of St. Francis stock to be issued in the transaction. St. Francis's President and Chief Executive Officer Thomas R. Perz stated, "Because of the opportunity to combine the Reliance office location with the existing St. Francis branch network and other anticipated cost savings as a result of the synergies between the two companies, the transaction is not expected to be dilutive to earnings. In addition, the combined Company will be able to continue to grow its earning assets through the increased leveraging of Reliance's capital and the continued leveraging of St. Francis's capital. The transaction is also expected to be accretive to St. Francis's book value per share." Reliance's President and Chief Executive Officer Allan T. Bach stated, "The combining of our


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   two institutions, each which began on the south side of Milwaukee in
   1923, will merge similar customer bases and banking philosophies with the advantage of extending a greater variety of products, services and banking locations to the Reliance customer base. Our employees and our shareholders will also now be part of a significantly larger organization." St. Francis Capital Corporation, with $1.6 billion in assets, is the holding company for St. Francis Bank, which has 25 offices in southeastern Wisconsin. Reliance Bancshares, Inc. with $44 million in assets is the holding company for Reliance Savings Bank, which has one office in Milwaukee, WI. Forward Looking Statements:
   When used in this press release, the words, "expected", "will allow" and other similar expressions are intended to identify forward-looking statements. Factors which could cause a variance to occur include, but are not limited to, changes in interest rates, local market competition, customer loan and deposit preferences, regulation, and other general economic conditions.